Exhibit 99.1

Caliber Completes $3.4 Million Refinance of Corporate Notes and Secures the Right to Retire an Additional $9.1 Million at a Discount

Program addresses approximately 54% of the $21.1 million of notes the Company has disclosed as maturing within twelve months

SCOTTSDALE, Ariz, Sept. 14, 2026 (GLOBE NEWSWIRE) – Caliber (Nasdaq: CWD), a real estate-focused alternative asset manager, today announced that it has completed the refinancing of approximately $3.4 million of its corporate promissory notes, and has executed agreements with holders of an additional approximately $9.1 million of notes granting Caliber the right, exercisable over the next six months, to retire those notes in full for approximately $7.3 million in cash. Together the two elements address approximately $12.5 million of corporate notes, including approximately $11.3 million, or approximately 54%, of the $21.1 million of unsecured corporate and convertible notes that the Company disclosed as maturing within twelve months in its most recent periodic report.

“Our noteholders funded growth capital in Caliber's early days and assisted the Company to grow its direct ownership of its underlying funds and real estate assets, grow Managed Assets year after year, and finance corporate operations,” said Chris Loeffler, Chief Executive Officer of Caliber. “We are grateful for their capital and their trust in Caliber, and for their engagement through this process. At the program's conclusion we expect to have all corporate notes repaid or refinanced into long-dated maturities, which we believe will strengthen the Company overall, match maturities to the underlying use of capital, and make Caliber more attractive as a real estate asset manager.”

New amortizing note - 5 years with 6% interest
Approximately $2.9 million of note principal was exchanged for new five-year notes bearing interest at 6.0% per annum and amortizing monthly in principal and interest. The weighted average interest rate on the exchanged notes was approximately 11.5%. Over the five-year term, the new notes are scheduled to pay approximately $0.46 million of interest, compared with approximately $1.7 million had the prior notes remained outstanding at their contract rates over the same period, a 73% reduction over five years.

The exchange into amortizing notes does not reduce indebtedness at closing. Principal indebtedness will be reduced on a scheduled path retiring it in full over five years. By amortizing the notes, Caliber reduced the associated note interest rate by approximately 48%, lowering interest expense on that principal by approximately $.16 million in the first year. It also raises scheduled cash debt service on that principal to approximately $0.5 million a year. Caliber accepted the higher cash requirement in exchange for the reduced interest rate and a defined path to strengthening Caliber's balance sheet.

The notes being restructured primarily funded long-dated investments held by the Company. Replacing obligations that mature within twelve months with five-year amortizing notes, perpetual preferred equity and payoffs funded from asset-level realizations aligns the Company's obligations with the horizon of the assets that capital was invested in.

Convertible preferred stock
Approximately $0.6 million of note principal was converted into shares of the Company's Series AAA Convertible Preferred Stock. The Series AAA is a perpetual preferred stock instrument which carries a 12% annual, non-cumulative dividend payable quarterly, at the Company's option, in cash or in shares of Class A common stock and is convertible into Class A common stock in three tranches at $2.50, $3.50 and $4.50 per share.

The Series AAA is treated as equity on the Company’s balance sheet because it is perpetual and carries no mandatory redemption date. The conversion reduces the Company's debt by approximately $0.6 million, increases equity by the same amount, and removes approximately $71,000 of annual interest expense, replacing a mandatory cash interest obligation with a non-cumulative dividend the Company may elect to pay in shares rather than cash.

Together, the refinancing and the conversion remove approximately $0.2 million of annual interest expense.

What right has been secured
Holders of approximately $9.1 million of note principal have executed payoff option and standstill agreements. Under those agreements Caliber has the right, but not the obligation, to retire those notes in full satisfaction for 80% of unreturned capital, or approximately $7.3 million in cash, at any time during the six months following execution. Caliber may exercise in whole or in part. If Caliber exercises in full, the retirement would reduce corporate note obligations by approximately $9.1 million and eliminate approximately $1.0 million of additional annual interest expense, bringing the total annual reduction to approximately $1.3 million when combined with the new five-year notes.

During the six-month period, Caliber continues to pay interest to the participating holders at their existing contract rates on the full outstanding principal balance of their notes, and not on the discounted payoff amount, and those holders have agreed to forbear from exercising remedies. The agreements do not extend the stated maturity of any note. If Caliber does not exercise within the six-month period, the right to retire the notes at a discount terminates, the forbearance terminates, and the notes remain outstanding in accordance with their terms.

Caliber has not yet raised all of the cash required to exercise. The Company expects to fund any exercise from a combination of sources. Approximately $38 million of Caliber's capital is invested alongside its investors in the real estate assets and funds the Company manages. This balance is carried in Other Assets on the Company's balance sheet. The $38 million in capital sits within a platform holding approximately $495.6 million of Managed Capital and approximately $737.2 million of fair value assets under management as of June 30, 2026. It is not liquid and cannot be withdrawn on demand. It is returned to the parent company when an underlying asset is sold or refinanced, or through distributable cash flow from an asset, and the Company is pursuing each of those in the ordinary course of its business.

Other expected sources for note repayment include sales of real estate held directly by the Company, realization of a portion of the Company's estimated carried interest, which the Company valued at approximately $95.7 million as of June 30, 2026, new financings and existing capital facilities. Estimated carried interest is not a receivable, is subject to the performance and disposition of the underlying assets and may never be realized.

No assurance can be given that Caliber will obtain that funding on acceptable terms, within the six-month period, or at all. If a source of funding involves the issuance of equity securities, the Company's existing stockholders would experience dilution.

Because the payoff agreements grant Caliber an option rather than create an obligation, the Company does not expect to recognize a gain on extinguishment of debt upon execution of the agreements. A gain would be recognized if and when the Company exercises and funds a payoff, and would be measured by the difference between the carrying amount of the notes retired and the amount paid. If Caliber were to exercise in full at the amounts described above, the Company expects that gain would be approximately $1.8 million.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is a real estate-focused alternative asset manager with over $2.6 billion in Managed Assets and a 17-year track record investing in middle-market hospitality and multifamily real estate. The Company pairs an institutional-quality asset management platform with a boutique, hands-on investment approach focused on value creation in underserved market segments. Investors can participate in Caliber through its publicly traded equity (Nasdaq: CWD), and through its private real estate investment funds for accredited investors and financial professionals. For more information, visit caliberco.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026, and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law. Nothing in this press release is an offer to sell, or a solicitation of an offer to buy, any security. Caliber Tokenization Services provides technology and administrative services, and tokenization does not guarantee any outcome, including liquidity.

CONTACTS:

Caliber Investor Relations
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com

Media Relations
Phillip Robertson
+1 917-498-4711
PRobertson@ImpactPartners.llc